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                                                                       Exhibit 2


                                IRREVOCABLE PROXY
                                -----------------

KNOW ALL MEN BY THESE PRESENTS:

                  That Frank J. Amedia, an individual residing at 496 South Briarcliff, Canfield, Ohio ("Amedia"), hereby appoints AAP Holdings, Inc., a Delaware corporation ("AAPH"), his true and lawful attorney-in-fact and proxy, for Amedia and in his name, place and stead, to vote all of the common stock, $0.01 per share par value (the "Common Stock"), of Forte Computer Easy, Inc., a Utah corporation ("FCEI"), now or hereafter standing in Amedia's name, at any regular or special meeting of shareholders of FCEI held on or prior to December 31, 1997, (i) in favor of the change of domicile merger described as the "Reincorporation" in that certain Agreement and Plan of Reorganization dated October 25, 1996 (the "Reorganization Agreement") between AAPH and FCEI, (ii) in favor of any matters submitted to a vote of the shareholders of FCEI relating to the repayment of amounts owing to MascoTech, Inc. under those certain Promissory Notes dated August 29, 1996 in the original aggregate principal amount of $8,000,000 in accordance with the terms of such Promissory Notes as in effect on the date of the Reorganization Agreement and (iii) as determined by AAPH in its sole discretion as to any matters submitted to a vote of the shareholders of FCEI as to which the shares of Series A Preferred (as defined in the Reorganization Agreement) are not permitted to vote in accordance with their terms but would have been permitted to vote had such shares of Series A Preferred been converted into Common Stock in accordance with their terms prior to the record date for such vote. This proxy applies only to the specific matters set forth above and does not in any way restrict the ability of Amedia to sell, transfer, pledge, hypothecate or otherwise dispose of all or any of the shares of Common Stock held by him from time to time; provided that any such transferee shall take such shares subject to, and shall be bound by, the terms of this instrument. The undersigned hereby acknowledges that this proxy is coupled with an interest and is irrevocable prior to December 31, 1997.

                  IN WITNESS WHEREOF, the undersigned has duly executed this instrument on this 18th day of December, 1996.



                                               /s/ Frank J. Amedia
                                               ----------------------------
                                               Frank J. Amedia